EXHIBIT 99.1

| PRESS RELEASE

UFP Industries Names Scott Worthington Vice President of Investor Relations

GRAND RAPIDS, Mich. — Nov. 4, 2026 — UFP Industries, Inc. (Nasdaq: UFPI) today announced that Scott Worthington, currently president of UFP Packaging, has been named vice president of investor relations. Worthington will begin transitioning into his new responsibilities in November.

“Scott understands firsthand our businesses, our markets, the factors that drive our performance and the opportunities ahead of us,” said Mike Cole, chief financial officer of UFP Industries. “His knowledge and operating experience, developed through years of leadership within the company, will help the investment community gain an even deeper understanding of our strategy and how we create long-term value. Scott is well-positioned to build on the progress we’ve made in investor relations and further deepen our relationships across the investment community.”

Worthington succeeds Stanley Elliott, UFP Industries’ director of investor relations, who has accepted a role outside the company. During his tenure, Elliott helped strengthen UFP’s investor relations infrastructure and expand the company’s engagement with the investment community.

“We are grateful for Stanley’s contributions to UFP and the relationships he has helped strengthen across the investment community,” added Cole. “We thank him for his outstanding work and wish him continued success.”

About UFP Industries

UFP Industries, Inc. (Nasdaq: UFPI) is a holding company whose operating subsidiaries manufacture, distribute and sell value-added products for the retail, construction and industrial markets throughout North America, Europe, Asia and Australia. Founded in 1955 and headquartered in Grand Rapids, Mich., UFP Industries is among North America’s largest diversified manufacturers.